EXHIBIT 10.11
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) is effective as of December 1, 2009 (the “Effective Date”) between Advanced Strategic Leadership Limited, a company registered in the British Virgin Islands (“ASL”) and ASL Management Consulting Company Limited , a Shanghai company (together with ASL, collectively, the “Consultant”), and Fallbrook Technologies Inc. (“Fallbrook”). The parties hereby agree as follows:
1. Consulting and Market Development. Consultant will perform the consulting services described on Exhibit A attached hereto (the “Services”), and will do so in a timely and professional manner. During the term of this Agreement, Fallbrook hereby appoints Consultant as its exclusive sales representative in China for all products other than bicycles (where bicycles means bicycles, as well as electric powered bicycles and electric motor assisted bicycles and including the categories known commonly as “pedelecs” and “e-bikes”).
2. Compensation; Timing. Fallbrook will pay Consultant for the performance of the Services in accordance with the terms set forth on Exhibit B. Subject to Fallbrook’s advance approval, Fallbrook will reimburse Consultant’s expenses no later than thirty (30) days after Fallbrook’s receipt of Consultant’s invoice, provided that reimbursement for expenses may be delayed until such time as Consultant has furnished reasonable documentation for authorized expenses as Fallbrook may reasonably request. Upon termination of this Agreement for any reason, Consultant will be reimbursed only for expenses that are incurred prior to termination of this Agreement and which are approved in advance in writing by Fallbrook.
3. Independent Contractor Relationship. Consultant’s relationship with Fallbrook is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Neither party is authorized to make any representation, contract or commitment on behalf of the other party unless specifically requested or authorized in writing to do so by the other party.
4. Work Product. Consultant acknowledges and agrees that all Work Product, and all patent, copyright and other intellectual property rights therein, shall be solely owned by Fallbrook. Consultant agrees to promptly disclose all Work Product to Fallbrook. Consultant hereby does and will assign to Fallbrook or Fallbrook’s designee all of Consultant’s right, title and interest in and to any and all Work Product and all patent, copyright and other intellectual property rights therein. As used herein “Work Product” shall mean all information, know-how, trade secrets, contacts, customer lists, designs, developments, improvements, inventions, works of authorship, ideas, trademarks, service marks, trade names and trade dress that Consultant solely or jointly with others, conceives or develops in the performance of the Services, or that Consultant provides to Fallbrook in connection with the Services or that otherwise relates to Fallbrook or its business.
5. Confidentiality. “Confidential Information” means any information related to Fallbrook’s business and current, future and proposed products and services that is not public knowledge and that Consultant acquires in connection with the performance of the Services. Except as permitted in this Section, Consultant shall not use, disseminate or in any way disclose the Confidential Information. Consultant may use the Confidential Information solely to perform the Services for the benefit of Fallbrook.
6. Term and Termination. This Agreement is effective as of the Effective Date set forth above and will terminate two (2) years after the Effective Date (the “Initial Term”) unless terminated earlier as set forth below. Either party may terminate this Agreement by written notice to the other party upon or after the material breach of any material provision of this Agreement by the other party, if the other party has not cured such breach within fifteen (15) days after written notice thereof from the non-breaching party. If the parties agree in writing prior to the end of the 18th month of the Initial Term to extend the term of this Agreement, this Agreement shall renew for an additional term of two years beyond the Initial Term (the “Additional Term”), provided however, that during the Additional Term either party shall be able to terminate this Agreement at will by written notice at least sixty (60) days prior to such termination. The rights and obligations contained in this Section and Sections 4, 5, and 7 will survive any termination or expiration of this Agreement.
7. General Provisions.
     7.1 Successors and Assigns. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without Fallbrook’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Fallbrook’s successors and assigns, and will be binding on Consultant’s assignees.
     7.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.
     7.3 Non-Disparagement. Neither party shall, during or after the term of this Agreement, make any negative, false, or disparaging statements (written or oral) to the other’s customers, potential customers, press, or any third party regarding the other party or its products or services.
     7.4 Disputes. Any disputes relating to this Agreement that cannot be resolved by Consultant and Fallbrook through good faith discussions shall be resolved by binding arbitration between the parties as follows. Whenever a party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other party. Any such arbitration shall be administered by Hong Kong International Arbitration Centre (“HKIAC”) in accordance with HKIAC Procedures for Arbitration then in force including such additions to the UNCITRAL Arbitration Rules as are therein contained. The place of arbitration shall be in Hong Kong at HKIAC. The tribunal for any arbitration shall consist of three arbitrators, with each party appointing one arbitrator, and the two arbitrators thus appointed choosing the third arbitrator who will act as the presiding arbitrator of the tribunal. The language to be used in the arbitral proceedings shall be English. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware.
     7.5 Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
     7.6 Waiver; Modification. If Fallbrook waives any term, provision or Consultant’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Fallbrook. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Consultant. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.
     7.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous agreements concerning such subject matter, written or oral.

     7.8 Board Approval. This Agreement is subject in its entirety to the approval of the Board of Directors of Fallbrook Technologies Inc., which is currently expected February 2, 2010. Fallbrook shall provide notice to Consultant immediately upon such approval.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
ASL MANAGEMENT CONSULTING COMPANY
Limited

By: Name: Title:	/s/ Rudolph A. Schlais, Jr. Rudolph A. Schlais, Jr. Chairman

ADVANCED STRATEGIC LEADERSHIP LIMITED

By: Name: Title:	/s/ Xiaozhi Liu Xiaozhi Liu Founder & CEO

FALLBROOK TECHNOLOGIES INC.

By: Name: Title:	/s/ William G. Klehm III William G. Klehm III Chairman/CEO

EXHIBIT A
Consulting and Market Development Services
[Operations to provide compete description of services and deliverables]
Project Scope:
I.	China e-vehicle market analysis and future forecast (6 months and on going)
▪	Global vehicle market overviews

▪	China vehicle market analysis

▪	Annually growth trend of sales and demand potentials

▪	Main OEMs overviews (JV and Self-brand)

▪	Subsidiaries and shares

▪	Sales Revenues

▪	Distribution of Dealership (4S/5S)

▪	Key parts makers overviews

▪	Sales Revenues

▪	Distribution of production base

▪	Supply relationship

▪	China e-vehicle market analysis

▪	Necessity of developing e-vehicle

▪	Comparison of several alternative energy/power patterns on oil consumption, CO2 emission and social costs

▪	Policies related to new energy vehicles

▪	E-vehicle Plans of main China OEMs, regarding pricing, technology, time for market introducing

▪	Survey on customer requirements

▪	Prospects of e-vehicle market

▪	Business Case:

▪	Financial estimate of sales revenues in China in the next 5 years

▪	Assessment for future business / product potentials and risks

▪	Detailed project management plans / timing for execution
II.	Support for the establishment of 10KW E-vehicle business (6-12 months)
▪	Searching for potential small vehicle manufacturers

▪	Establishment of a product application engineering center

▪	Application of CVP

▪	Development of key parts suppliers for the systems

▪	Support for JV establishment if required

▪	Screen and facilitate with potential JV partners (motor, electronic control, battery management)

▪	Government Relationship / Related policy analysis

▪	Production base selection

▪	Infrastructure establishment

▪	Normal operations
III	Support for building brand / product introduction (12 months and on going)
▪	Formulate strategy on the new product introduction to the market (China market at first and then “China-out”)

▪	OEM Network exploration and promotion CVP technology in vehicles

▪	Industry government relation activities

Project Methodology:
     The partners of ASL are able to use well-established and respected relationships to contact with local business leaders, CEOs, entrepreneurs, professionals and government officials by conducting on-phone or face-to-face contact. Besides, to guarantee the client receives highly effective and efficient services, ASL partners generally use on-site management, field-visiting the factories and offering the most actionable guidance on the scene. In the case of forming a partnership, ASL will facilitate the establishment and transition.
Project Deliverables
     In addition to written market studies, there will be monthly activities report, weekly phone meeting and communication based upon the progress and tracking of the project development based upon the timeline agreed by all stakeholders.

EXHIBIT B
Fees
Monthly Fee. During the term of this Agreement, Fallbrook shall pay to Consultant or its designee a fee each calendar month equal to ten thousand dollars *** .
Commissions. Within sixty (60) days following the end of each calendar quarter during the term of this Agreement, Fallbrook shall pay to Consultant *** of Net Sales during such calendar quarter. As used herein, “Net Sales” shall mean the gross receipts from sales of Fallbrook’s products (excluding bicycles, pedal-assisted bicycles, scooters and electric motor powered bicycles) that are sold by Fallbrook under orders procured by Consultant in China less (a) credits, allowances, discounts, rebates and chargebacks; (b) freight and insurance expenses; (c) sales, use, value-added and other taxes; and (d) customs duties, surcharges and other governmental charges.
Warrants. Fallbrook shall issue to Consultant a Warrant (the “Warrant”) to purchase up to an aggregate maximum of *** shares of its Common Stock (the “Warrant Shares”) at an exercise price of *** per share pursuant to the following terms and conditions:
•	The Warrant shall terminate upon the earlier of (i) *** following the Effective Date, and (ii) the sale of the company whether by merger or sale of all or substantially all of the company’s assets.

•	The Warrant shall have a market stand-off provision acceptable to Fallbrook.

•	Fallbrook shall have a right of first refusal on the Warrant Shares acceptable to Fallbrook.

•	The Warrant Shares shall vest as follows (provided that regardless of the vesting schedule set forth below, not more than *** Warrant Shares shall vest and become exercisable pursuant to the Warrant):
o	*** Warrant Shares shall be vested and exercisable as of the Effective Date;

o	*** Warrant Shares shall be vested and exercisable upon receipt of payment for a
*** piece order placed by the end of March 31, 2010 for delivery by end of 2011 or, if such an order is not placed by March 31, 2010, then *** Warrant Shares shall be vested and exercisable for a LOI or MOU satisfactory to Fallbrook in its sole discretion for the purchase of product or a strategic alliance that actually leads to the purchase of product and an additional *** Warrant Shares shall be vested and exercisable upon receipt of payment for a *** piece order placed following March 31, 2010. For the avoidance of doubt, the LOI or MOU plus the *** piece order after March 31, 2010 would total *** Warrant Shares, such that the maximum Warrant Shares under this paragraph shall not exceed *** .
o	*** Warrant Shares shall be vested and exercisable upon the booking of revenue in each incremental amount of at least *** ;

o	*** Warrant Shares shall be vested and exercisable upon the signing and obtaining funding for the CVP/electric vehicle institute; and

o	*** Warrant Shares shall be vested and exercisable upon the consummation of each strategic deal with a transmission or electric motor company for a development agreement of a size of *** million.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.